EXHIBIT 10.6
Form of Acknowledgment and Consent and Summary of Key Terms
for Grants of RSUs, TSRUs, PPSs and PSAs

[Acknowledgement and Consent excerpted from the Grant Agreement documents]

A.    Data Privacy. For Participants outside the U.S., as applicable you acknowledge receipt of the Employee Personal Information Protection Notice, which was previously provided by your local People Experience (PX) department. The Notice governs the collection, use and transfer of your personal information to Fidelity (or any other broker designated by Pfizer), or their respective agents, which is necessary for your participation in the Plan. A hard copy of the Notice may be obtained from Pfizer.
B.    Nature of Grant. By accepting the 2025 Award, you acknowledge, understand and agree that:
i.The Plan is established voluntarily by Pfizer, it is discretionary in nature and it may be modified, amended, suspended or terminated by Pfizer at any time as set forth in the Plan.
ii.The grant of the 2025 Award is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past.
iii.All decisions with respect to future Award grants, if any, will be at the sole discretion of Pfizer.
iv.You voluntarily participate in the Plan.
v.The future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty.
vi.The 2025 Award and the shares subject to the 2025 Award, and the income from and value of same, are not intended to replace any pension rights or compensation.
vii.If the underlying shares do not increase in value, the 2025 Award may have no value or may decrease in value, as applicable.
viii.The 2025 Award and the shares subject to the 2025 Award, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments.
ix.For purposes of the 2025 Award, your employment or other services will be considered terminated as of the date you are no longer actively providing services to Pfizer or your Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, any applicable collective agreement or the terms of your employment agreement, if any) and subject to the terms and conditions set forth in the Points of Interest document and unless otherwise determined by the Committee, your right to vest in Awards under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under local law, any applicable collective agreement or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your 2025 Award (including whether you may still be considered to be providing services while on an approved leave of absence).
x.Unless otherwise provided in the Plan or by Pfizer in its discretion, the 2025 Award and the benefits evidenced by this Agreement do not create any entitlement to have the 2025 Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting Pfizer’s shares.
xi.Unless otherwise agreed with Pfizer, the 2025 Award and the shares subject to the 2025 Award, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of Pfizer.
xii.No Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to you under this Agreement and any rights you may have under this Agreement may be raised only against the Company and not any Affiliate (including, but not limited to, the Employer).
xiii.In no event should the Award be considered as compensation for, or relating in any way to, past services for the Company.

xiv.Pfizer is not providing any tax, legal or financial advice, nor is Pfizer making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares.
xv.You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
xvi.The following provisions apply only if you provide services outside the United States:
a.The 2025 Award and the shares subject to the 2025 Award are not part of normal or expected compensation for any purpose.
b.No claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the 2025 Award resulting from your ceasing to provide employment or other services to the Company (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, any applicable collective agreement or the terms of your employment agreement, if any) or from cancellation or termination of the Award or recoupment of any shares, cash or other benefits acquired upon settlement of the Award resulting from the application of any forfeiture/clawback provision.
c.Pfizer and/or the Employer and any other Affiliate shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the 2025 Award or of any amounts due to you pursuant to the settlement/distribution of the 2025 Award or the subsequent sale of any shares acquired under the 2025 Award.
C.    No Contract of Employment. The 2025 Award does not constitute a contract of employment between the Company and you. You retain the right to terminate your employment with Pfizer or one of its Affiliates as applicable, and Pfizer and its Affiliates as applicable, retain the right to terminate or modify the terms of your employment, subject to any rights retained by either party under your employment agreement, if you have an employment agreement, and no loss of rights, contingent or otherwise, under this 2025 Award upon termination of employment shall be claimed by you as an element of damages in any dispute over such termination of employment.
D.    Electronic Delivery and Acceptance. Pfizer may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by Pfizer, Fidelity or another third party designated by Pfizer.
E.    Severability and Waiver. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. You acknowledge that a waiver by Pfizer of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by yourself or any other participant.
F.    Governing Law and Venue. The 2025 Award and the provisions of this Agreement are governed by, and subject to, United States federal and New York State law, except for the body of law pertaining to conflict of laws, as provided in the Plan, and the requirements of the New York Stock Exchange. For purposes of litigating any dispute that arises under the 2025 Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
G.    Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to enable you to understand the provisions of this Agreement, the Points of Interest document and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control unless otherwise required by local law.

[Summary of Key Terms (excerpted from Points of Interest document) for Employee Grants, RSUs, TSRUs, PPSs and PSAs]

Employment Change Due To:	Unvested RSUs	Vested TSRUs	Unvested TSRUs	Unvested PSAs/PPSs
Termination of Employment
… for reasons other than death, total and permanent disability, Retirement, Involuntary Termination Without Cause, without cause within 24 months following a change in control, or Cause	… are forfeited on the date of termination.	… are settled on the Settlement Date.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
…for performance related terminations and not Retirement Eligible, if Retirement Eligible see retirement treatment below	… are forfeited on the date of termination.	… are settled on the Settlement Date.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
… regardless of Retirement Eligibility, are Involuntarily Terminated Without Cause on or before September 30, 2025.	… are forfeited on the date of termination.	Not Applicable	… are forfeited on the date of termination.	… are forfeited on the date of termination.
… for Cause	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination.	… are forfeited on the date of termination.
Not Retirement Eligible and are Involuntarily Terminated Without Cause after September 30, 2025.	… a prorated portion of each of the vesting periods will be paid.	… are settled on the Settlement Date.	… a prorated portion will continue to vest according to the schedule in this POI document and are settled on the Settlement Date.	. . . a prorated portion will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.

Employment Change Due To:	Unvested RSUs	Vested TSRUs	Unvested TSRUs	Unvested PSAs/PPSs *
Retirement Eligible and
…retire prior to the first anniversary of the grant date	…are forfeited on your retirement date.	… are settled on the Settlement Date.	…are forfeited on your retirement date.	…are forfeited on your retirement date.
… are Involuntarily Terminated Without Cause after September 30, 2025 but prior to the first anniversary of the grant date.	… a prorated portion of each of the vesting periods will be paid	… are settled on the Settlement Date.	… a prorated portion will continue to vest according to the schedule in this POI document and are settled on the Settlement Date.	. . . a prorated portion will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.
… retire on or after the first anniversary of the grant date … are Involuntarily Terminated Without Cause on or after the first anniversary of the grant date.	…. will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.
While on an Approved Leave of Absence	... will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.	... will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.
Total and Permanent Disability and Approved for Long-Term Disability by Termination	… will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.
Involuntary Termination of Employment without Cause within 24 months following a Change in Control	… will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.	. . . will continue to vest according to the schedule in this POI document and may be paid after the end of the performance period.

Employment Change Due To:	Unvested RSUs	Vested TSRUs	Unvested TSRUs	Unvested PSAs/PPSs *
Death While still Employed with the Company	… regardless of Retirement Eligibility, vest as of the date of death and are immediately paid to your estate or the person you name in your will, as the case may be.	... regardless of Retirement Eligibility, immediately settled based on the greater of: 1) a Monte Carlo valuation as of the most recently ended quarter prior to your death and 2) the intrinsic value using 20-day average at death). Payment is made to your estate or the person you name in your will, as the case may be.	... regardless of Retirement Eligibility, vest and immediately settled based on the greater: of 1) a Monte Carlo valuation as of the most recently ended quarter prior to your death and 2) the intrinsic value (using 20-day average at death). Payment is made to your estate or the person you name in your will, as the case may be.	. . . regardless of Retirement Eligibility, vest and may be immediately paid, to your estate or the person you name in your will, as the case may be, using the average of the actual performance factor for any completed year(s) and target for any uncompleted year(s) and for PSAs, TSR based on the most recently ended quarter.
Death after Retirement	… vest as of the date of death and are immediately paid to your estate or the person you name in your will, as the case may be.	... immediately settled based on the greater of: 1) a Monte Carlo valuation as of the most recently ended quarter prior to your death and 2) the intrinsic value (using 20-day average at death). Payment is made to your estate or the person you name in your will, as the case may be.	… vest and immediately settled based on the greater of: 1) a Monte Carlo valuation as of the most recently ended quarter prior to your death and 2) the intrinsic value (using 20-day average at death). Payment is made to your estate or the person you name in your will, as the case may be.	… vest and may be immediately paid, to your estate or the person you name in your will, as the case may be, using the average of the actual performance for any completed year(s) and target for any uncompleted year(s) and for PSAs, TSR based on the most recently ended quarter.

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